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                                                                    EXHIBIT 10.1

                        SETTLEMENT AND LICENSE AGREEMENT


           This Settlement And License Agreement ("Agreement") is entered into as of April 21, 1998 (the "Effective Date"), by and between ChromaVision Medical Systems, Inc., a Delaware corporation (ChromaVision), and XL Vision, Inc. ("XL"), a Delaware corporation, on the one hand, and IDEA Research, LLC ("IDEA"), a Connecticut corporation, on the other hand.

           This Agreement is made with respect to the following facts:

           A. IDEA Research is the owner of all right, title and interest in and to United States Patent No. 5,352,613, entitled "Cytological Screening Method" (the "Patent-in-Suit").

           B. On or about November 10, 1997, ChromaVision filed a lawsuit in the United States District Court for the Central District of California entitled ChromaVision Medical Systems, Inc. v. IDEA Research, LLC, Case No. SACV 97-893 AHS (EEx), seeking, inter alia, a declaratory judgment that ChromaVision's automated microscopy system, the ChromaVision Digital Analyzer, does not infringe the Patent-in-Suit, and further seeking an adjudication that the Patent-in-Suit is invalid and unenforceable.

           C. On or about December 4, 1997, IDEA asserted certain counterclaims against one or both of ChromaVision and XL, including claims for infringement of the Patent-in-Suit, copyright infringement, misappropriation of trade secrets, unfair competition, and breach of contract.

           D. Each of the parties served timely answers denying all of the material allegations made against them.

           E. The lawsuit referenced in the preceding paragraphs is referred to herein as the "Litigation."

           F. The Patent-in-Suit, together with all continuation applications, reissues, renewals, CIP's, divisionals, and other applications or patents claiming priority to the filing date of the Patent-in-Suit, as well as all foreign counterpart applications and patents issuing thereon, are collectively referred to herein as the "'613 Patent."

           G. The parties deem it to be in their best interests and to their mutual advantage to settle the claims for relief that ChromaVision has asserted in the Litigation against IDEA, and that IDEA has asserted in the Litigation against ChromaVision and XL Vision, on the terms and conditions set forth in this Agreement.


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           H. ChromaVision and XL acknowledge the significant contributions made by IDEA, and its founders, in Down Syndrome screening methods and systems that analyze intracellular levels of neutrophil alkaline phosphatase ("NAP").

           NOW, THEREFORE, ChromaVision, XL Vision, and IDEA agree as follows:

           1. Dismissal of Litigation.

                    1.1 Dismissal of ChromaVision's Claims. Not later than two business days after the Effective Date, ChromaVision shall cause to be executed and lodged in the United States District Court for the Central District of California a Stipulation and Order Re Dismissal, whereby ChromaVision shall dismiss its Complaint against IDEA with prejudice, subject to the terms and conditions of this Agreement.

                    1.2 Dismissal of IDEA's Claims. Not later than two business days after the Effective Date, IDEA shall cause to be executed and lodged in the United States District Court for the Central District of California a Stipulation and Order Re Dismissal, whereby IDEA shall dismiss its Counterclaims against ChromaVision and XL Vision with prejudice, subject to the terms and conditions of this Agreement.

                    1.3 Alternative Procedure. As an alternative to the procedures set forth in the preceding paragraphs 1.1 and 1.2, the Parties may, at their joint election, execute and lodge with the Court a single stipulation and proposed order effecting the dismissals contemplated in such preceding paragraphs.

           2. Releases and Covenants Not to Sue.

                    2.1 Releases by ChromaVision and XL Vision.

                               2.1.1 Of IDEA. ChromaVision and XL, on behalf of
themselves and their respective predecessors, successors, and assigns, and parent, subsidiary, or other affiliated corporations or entities and shareholders, do hereby forever release and discharge IDEA and its predecessors, successors, and assigns, and any affiliated or related corporations or entities, and each of their respective current and former officers, directors, agents, employees, representatives, attorneys, and shareholders, from any and all claims, causes of action, demands, liabilities, damages, costs, or losses of any kind or nature, whether known or unknown (hereinafter collectively referred to as "Claims"), that arise out of any of the matters alleged in the Litigation.

                               2.1.2 Of Customers and Others. ChromaVision and
XL, on behalf of themselves and their respective predecessors, successors, and assigns, and parent, subsidiary, or other affiliated corporations or entities and shareholders, do hereby forever release and discharge IDEA's existing and future customers, manufacturers, vendors, distributors, and resellers, from any and all Claims that arise out of any of the matters alleged in the Litigation.


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                    2.2 Releases by IDEA.

                               2.2.1 Of ChromaVisiona and XL. IDEA, on behalf of
itself and its predecessors, successors, and assigns, and parent, subsidiary, or other affiliated corporations or entities and shareholders, does hereby forever release and discharge ChromaVision and XL, and their respective predecessors, successors, and assigns, and any affiliated or related corporations or entities, and each of their respective current and former officers, directors, agents, employees, representatives, attorneys, and shareholders, from any and all Claims that arise out of any of the matters alleged in the Litigation.

                               2.2.2 Of Customers and Others. IDEA, on behalf of
itself and its predecessors, successors, and assigns, and parent, subsidiary, or other affiliated corporations or entities and shareholders, does hereby forever release and discharge ChromaVision's and XL's existing and future customers, manufacturers, vendors, distributors, and resellers from any and all Claims that arise out of any of the matters alleged in the Litigation.

                    2.3 Waiver of Civil Code Section 1542. Each party understands that Section 1542 of the California Civil Code provides as follows:

                    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

With respect to the Claims released pursuant to this Agreement, each party knowingly and voluntarily waives all rights under Section 1542 of the California Civil Code and any similar or comparable federal, state or local law. Each party represents, warrants, and agrees that this waiver is a material term of this Agreement, without which no Party would have entered into this Agreement.

                    2.4 Covenant Not to Sue.

                               2.4.1 By ChromaVision and XL. ChromaVision and XL
shall not file in any court, administrative proceeding, or other tribunal any Claim released pursuant to this Agreement.

                               2.4.2 By IDEA. IDEA shall not file in any court,
administrative proceeding, or other tribunal any Claim released pursuant to this Agreement.

                               2.4.3 Breach. Any Party who breaches this Section
2.4 shall indemnify all other Parties, and hold them harmless, from and against any liability, loss, cost, or expense (including, but not limited to, actual attorneys' fees) arising out of, related to, or connected with such breach.


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                    2.5 Matters Not Released. Nothing in the foregoing
paragraphs shall be construed as a release of any claims arising out of the failure to perform any obligation required by this Agreement.

           3. Payments and Accounting.

                    3.1 Initial Payment. Within 3 business days of the Effective Date of this Agreement, but in no event before the filing of the stipulation(s) contemplated in Paragraph 1 of this Agrement, ChromaVision and XL shall pay to IDEA the sum of $300,000.00.

                    3.2 Additional Contingent Payment. In the event ChromaVision successfully Commercializes (as defined herein) the ChromaVision Digital Analyzer for Down Syndrome-NAP prenatal screening, ChromaVision shall pay to IDEA the additional sum of $150,000.00. For purposes of this Agreement, "Commercialization" means the commercial use, by any one or more of the five major national screening laboratories (Quest, LabCorp, SmithKline, Genzyme, and the State of California (and any department, office or unit thereof)), of the ChromaVision Digital Analyzer to screen for Down Syndrome by analyzing intracellular levels of NAP.

                    3.3 Royalties. ChromaVision shall pay to IDEA 5% (five percent) of all net collectible, per-test revenues received by ChromaVision for Down Syndrome prenatal screening using the ChromaVision Digital Analyzer to detect intracellular levels of NAP. Said royalty obligation shall terminate upon the expiration of the Patent-in-Suit.

                    3.4 Accounting. With respect to the royalties set forth herein, ChromaVision shall keep complete and accurate records, and shall retain such records for a period of two (2) years from the date of payment notwithstanding the termination of this Agreement for any reason. ChromaVision agrees to permit such records to be inspected, not more than once per year, during normal business hours and at the convenience of the parties, for the sole purpose of verifying the amount of royalties payable under this Agreement during the previous two-year period. Such examination shall be at the sole expense of IDEA, and shall be conducted only by a certified independent public accountant appointed by IDEA and reasonably approved by ChromaVision. The auditor conducting such examination shall not disclose to IDEA any information other than that relating to the accuracy of the amount of royalties payable to IDEA hereunder. Prompt adjustment, but in any event within forty-five (45) days of the date IDEA delivers to ChromaVision such aduitor's report, shall be made by ChromaVision to IDEA for any underpayment of royalties. In the event the auditor concludes that the royalty amount actually payable by ChromaVision in any one-year period is more than 110% of the amounts actually paid by ChromaVision during such period, ChromaVision shall pay the reasonable fees and expenses charged by such auditor.

                               3.4.1 Reporting. Upon Commercialization,
ChromaVision shall furnish quarterly reports to IDEA specifying the amount and basis for all royalites due and owing to IDEA, if any. Within sixty (60) days of the end of each ChromaVision fiscal quarter, ChromaVision shall make the payment due to IDEA for such fiscal period. Where necessary to carry out the royalty payment and reporting provisions of this Agreement,


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ChromaVision shall require its sublicensees to keep and maintain appropriate records and to furnish appropriate reports to ChromaVision.

                               3.4.2 Payment. All payments by ChromaVision to
IDEA under this Agreement shall be made in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made with immediately available funds. The initial payment specified in Paragraph 3.1, and the additional contingent payment under Paragraph 3.2 (if any), shall be made by bank wire transfer to an account specified in writing by IDEA.

                               3.4.3 Exchange Control. If at any time legal
restrictions prevent the prompt remittance of part or all of any royalties payable under this Agreement, payment shall be made through such lawful means or methods as IDEA may reasonably specify.

           4. Grant of Licenses to ChromaVision.

                    4.1 Exclusive License. Subject to the terms of this Agreement, IDEA hereby grants to ChromaVision a worldwide, exclusive, royalty-bearing license under the '613 Patent to make, have made, use, sell, have sold, lease, import, sub-license, transfer, or otherwise dispose of, directly or indirectly, products, systems and methods for use in prenatal Down Syndrome screening which rely upon the detection of intracellular levels of NAP in in vitro testing of human blood.

                               4.1.1 Time Limitation on Exclusivity. In the
event ChromaVision has not achieved Commercialization (as defined in Paragraph 3.2) of the ChromaVision Digital Analyzer for Down Syndrome-NAP screening within two (2) years of the Effective Date, the license granted under Paragraph 4.1 shall convert to a non-exclusive license under the terms of Paragraph 4.2. Following such conversion, in the event ChromaVision achieves Commercialization (as defined in Paragraph 3.2) of the ChromaVision Digital Analyzer for Down Syndrome-NAP screening more than two (2) years after the Effective Date, the additional contingent payment set forth in Paragraph 3.2 shall not apply and shall not be paid or available, but the royalty obligations of Paragraphs 3.3 and 3.4 shall continue in full force and effect; provided, however, that the applicable royalty rate shall be 2.5%.

                    4.2 Non-Exclusive License. Subject to the terms of this Agreement, IDEA hereby grants to ChromaVision a worldwide, non-exclusive, royalty-free license, including a limited right of sub-license (as set forth in Paragraph 4.2.1), under the '613 Patent to make, have made, use, sell, have sold, lease, import, transfer, or otherwise dispose of, directly or indirectly, products, systems, and methods for any and all applications, uses or purposes not covered by the terms of the exclusive license granted to ChromaVision in Paragraph 4.1 hereof.

                               4.2.1 Limited Sub-License Rights. The
non-exclusive license granted by Section 4.2 may be sub-licensed by ChromaVision to its OEM's, vendors, customers, clinical partners, end users, lessees, distributors, affiliated physicians, and technicians.


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                    4.3 Irrevocable Licenses. The licenses granted under
Paragraphs 4.1 and 4.2 hereof shall be irrevocable upon IDEA's acceptance of the Initial Payment specified in Paragraph 3.1.

                    4.4 No License Granted. No license to any intellectual property is granted to any party unless expressly set forth herein.

           5. Technical Assistance Covenant. For a period of two (2) years after the Effective Date, IDEA shall provide, during normal business hours, such technical assistance regarding the development of prenatal Down Syndrome-NAP screening methodologies and systems as ChromaVision reasonably requests, up to a maximum of 100 person-hours per-year. ChromaVision shall promptly reimburse IDEA for all reasonable, pre-approved, out-of-pocket expenses.

           6. Confidentiality. The parties shall take reasonable steps to keep the specific terms of this Agreement confidential, and shall not disclose to any other person or entity the terms of this Agreement, except that the terms of this Agreement may be disclosed (i) pursuant to any order or subpoena issued by a court or governmental agency, so long as the party of whom such disclosure requirement is made provides all other parties written notice of such requirement not later than two business days after first learning of such requirement; (ii) to any party's accountant or attorney but only as required for the rendition of such professional services, so long as any such accountant or attorney is informed of this confidentiality provision and agrees to abide by its terms; (iii) to actual and prospective investors and business partners of a party having a legitimate need to know; and, (iv) as otherwise may be required by law.

           7. Dispute Resolution.

                    7.1 Arbitration. Any dispute between or among the parties arising under this Agreement shall be submitted for binding arbitration in Orange or Los Angeles County, California, pursuant to the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties. In the event it is determined by the arbitrator(s) that a breach of this Agreement has occurred, the breaching party, upon adopting the findings and recommendations of the arbitrator(s), shall be deemed not to have breached this Agreement and no termination of this Agreement for any such breach may follow. If the breaching party does not adopt the recommendations of the arbitrator(s) within such reasonable time, but in no event more than thirty
(30) days after the findings and recommendations of the arbitrator(s), as may be specified by the arbitrator(s), then the non-breaching party may terminate this Agreement.

                    7.2 Exclusive Remedy. The procedures set forth in Paragraph
7.1 shall be the sole and exclusive remedy for any dispute arising out of this Agreement or any claimed breach hereof.


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           8. General Provisions.

                    8.1 Waiver of Fraud in the Inducement Claim. Each party knowingly and voluntarily waives any claim or cause of action against any other party (whether for damages, injunction, reformation, rescission, or otherwise) that such party was fraudulently or otherwise wrongfully induced to enter into this Agreement, or on the grounds enumerated in (or similar to) Sections 1565 through 1580, and Sections 1688, 1689, 1691, 1692, and 1693, of the California Civil Code, arising in connection with the circumstances surrounding the negotiation and execution of this Agreement.

                    8.2 Final and Binding Agreement. Each party warrants, represents and agrees that it has made such investigation of all matters pertaining to this Agreement that such party deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. Each party warrants, represents, and agrees that it is not relying in any manner on any statement, promise, or representation, whether oral or written, made by any person or entity, not specifically set forth in this Agreement. Each party acknowledges that, after execution of this Agreement, such party may discovery facts different from or in addition to those which it now knows or believes to be true. Nevertheless, each party represents, warrants, and agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. This Agreement is intended to be, and is, final and binding on all parties, regardless of any allegation of misrepresentation, fraud, mistake of law or fact, or any other circumstances whatsoever.

                    8.3 No Pre-Existing Claims. Each party represents and warrants that such party has not filed or asserted in any state or federal court, administrative agency, or other tribunal any Claim released by such party pursuant to this Agreement. Each party represents and warrants that there are no liens or claims of lien or assignments at law, in equity, or otherwise, of or against any of the Claims released herein.

                    8.4 Warranty of No Assignment. Each party warrants and represents that such party has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any person or entity any Claim released by such party pursuant to this Agreement.

                    8.5 Warranty of Independent Advice. Each party warrants and represents that it has received independent legal advice from such party's attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement and with respect to the waiver of
Section 1542 of the California Civil Code.

                    8.6 Warranty of Due Authorization. Each party warrants and represents that such party is fully entitled and duly authorized to enter into and deliver this Agreement, and perform its obligations hereunder. In particular, and without limiting the foregoing, each party warrants and represents that it is fully entitled to grant the releases, enter into the covenants, and undertake the obligations set forth herein.


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                    8.7 Warranty of Corporate Power. Each party warrants and
represents that it is duly organized and validly existing under the laws of the state of its incorporation, and that it has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

                    8.8 Limited Warranty Pertaining to Intellectual Property. ChromaVision warrants and represents that, as of the Effective Date, it does not have any U.S. or foreign patent application pending, or in process of being prepared or filed, that claims any method, system or apparatus which relies upon the calculation of an average optical density (as that term is generally understood in the imaging field). For purposes of the foregoing representation and warranty, the parties agree that average optical density is not the same as average color ratio. IDEA agrees that the making of this representation is not intended as, and shall not constitute, a waiver of the attorney-client privilege or right of secrecy with respect to any pending or in-process patent application.

                    8.9 Warranty of Ownership. IDEA warrants and represents that it is the owner of all right, title and interest in and to the '613 Patent, and that it has the legal right to grant the licenses granted herein.

                    8.10 Survival of Warranties. All warranties and representations set forth in this Agreement shall survive the execution and delivery of this Agreement.

                    8.11 Limited Non-Assignability. This Agreement is freely assignable by a party in connection with the sale of all or a majority of that party's assets, or the transfer of a majority of that party's voting shares. In the case of a permitted assigment under this paragraph, this Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto.

                    8.12 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California as applied to contracts made and wholly performed within the State of California.

                    8.13 Exclusive Forum. Any dispute between or among any of the Parties hereto arising out of this Agreement, including any dispute involving or relating to the interpretation and construction of this Agreement, shall be subject to the provisions of Paragraph 7, above.

                    8.14 No Oral Modification. No provision of this Agreement can be waived, modified, amended, or supplemented except in a writing signed by an authorized representative of each Party to be bound.

                    8.15 Integrated Agreement. This Agreement constitutes the entire understanding and contract between the parties with respect to the subject matter referred to herein. Any and all other representations, understandings, or agreements, whether oral, written, or implied, are merged into and superseded by the terms of this Agreement.


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                    8.16 Compromise Agreement. This Agreement is a compromise
and settlement of disputed claims and is not intended to be, nor shall it be construed as, any admission of liability or wrongdoing by any party or any other person or entity, or an admission as to the validity, infringement, enforceability, or inventorship of the '613 Patent.

                    8.17 Headings. The subject headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provisions of this Agreement.

                    8.18 Attorney's Fees. In the event of any dispute among the parties arising out of, related to, or connected with this Agreement, the prevailing party shall be entitled to recover from all non-prevailing parties the reasonable expenses of the prevailing party, including (but not limited to) reasonable attorneys' fees. In addition, each party shall hold harmless and indemnify all other parties from and against any liability, loss, cost, or expense (including, but not limited to, reasonable attorneys' fees) incurred as a direct or indirect result of such party's breach of any representation or warranty in this Agreement.

                    8.19 Notices. Any notice required or desired to be given hereunder shall be in writing and shall be served by United States Mail, overnight air courier service (such as Federal Express), facsimile, or personal delivery as provided herein. Service of any notice upon a party hereto shall be deemed complete on the day such notice is served by personal delivery or sent by facsimile transmission during regular business hours (and shall be deemed complete on the following day if personally delivered or sent by facsimile transmission after regular business hours), on the day following delivery of the notice to an overnight air courier delivery service with all costs fully prepaid, and on the third day following deposit of the notice in the United States Mail with postage thereon fully prepaid (unless sent by Express Mail overnight delivery, in which case service shall be complete on the day following deposit). In order to be effective, any notice must be served upon both the party and the persons designated to receive a copy thereof at the addresses or facsimile numbers set forth below:

                     If to ChromaVision or XL Vision:

                               ChromaVision Medical Systems, Inc.
                               33171 Paseo Cerveza
                               San Juan Capistrano, California 92675
                               Attention:  Douglas S. Harrington, M.D.

                                          AND,

                               XL Vision, Inc.
                               10305 102nd Terrace
                               Sebastian, Florida 32958
                               Attention: John S. Scott, Ph.D.

                               With a copy to:


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                                          Gibson, Dunn & Crutcher LLP
                                          333 South Grand Avenue
                                          Los Angeles, California  90071
                                          Facsimile No:  (213) 229-7520
                                          Attention:  Wayne M. Barsky, Esq.


                     If to IDEA:

                               IDEA Research LLC
                               [to be supplied]

                               With a copy to:

                                          Pillsbury, Madison & Sutro LLP
                                          600 Anton Boulevard
                                          Suite 1100
                                          Costa Mesa, California 92626-7157
                                          Attention: Marvin Bartel, Esq.

                    8.20 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts. Fax signatures shall be effective to bind the parties. When each party has signed and delivered at least one counterpart to all other parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the parties hereto.

                    8.21 Interpretation. All parties participated in the drafting of this Agreement, and thus no parties shall be considered the principal draftsperson for purposes of interpreting this Agreement.


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           IN WITNESS WHEREOF, the parties have approved and executed this
Agreement as of the Effective Date.

           CHROMAVISION MEDICAL SYSTEMS, INC.


           By:_____________________________________________
                     Douglas S. Harrington, M.D.
                     President & Chief Executive Officer

           XL VISION, INC.

           By:_____________________________________________
                     John S. Scott, Ph.D.
                     President & Chief Executive Officer


           IDEA RESEARCH, LLC

           By:_____________________________________________

                     Printed name:_________________________

                     Title:________________________________



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